UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SUGARMAN, BURT R.
   9000 Sunset Boulevard, 16th Floor
   Los Angeles, CA  U.S.A.
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Checkers Drive-In Restaurants, Inc.
   CHKR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |8/9/99|C   | |8,347             |A  |$14.51 (2) |8,347              |D     |                           |
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1.  Pursuant to the Agreeme|      |    | |                  |   |           |                   |      |                           |
nt and Plan of Merger betwe|      |    | |                  |   |           |                   |      |                           |
en Rally's                 |      |    | |                  |   |           |                   |      |                           |
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Hamburgers, Inc. ("Rally's"|      |    | |                  |   |           |                   |      |                           |
) and the Company effective|      |    | |                  |   |           |                   |      |                           |
 8/9/99 shares of          |      |    | |                  |   |           |                   |      |                           |
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Rally's held by the reporti|      |    | |                  |   |           |                   |      |                           |
ng person were exchanged fo|      |    | |                  |   |           |                   |      |                           |
r 1.99 shares of           |      |    | |                  |   |           |                   |      |                           |
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Checkers stock and then sub|      |    | |                  |   |           |                   |      |                           |
ject to a one-for-12 revers|      |    | |                  |   |           |                   |      |                           |
e stock split. This        |      |    | |                  |   |           |                   |      |                           |
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amount excludes shares held|      |    | |                  |   |           |                   |      |                           |
 by the reporting person's |      |    | |                  |   |           |                   |      |                           |
minor child                |      |    | |                  |   |           |                   |      |                           |
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for which reporting person |      |    | |                  |   |           |                   |      |                           |
disclaims beneficial owners|      |    | |                  |   |           |                   |      |                           |
hip.                       |      |    | |                  |   |           |                   |      |                           |
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2.  Reporting person's aver|      |    | |                  |   |           |                   |      |                           |
age cost basis.            |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Director Stock Option |$1.78   |8/17/|A   | |A          |A  |8/17/|8/17/|Common Stock|10,000 |       |            |D  |            |
(right to buy)        |        |99   |    | |           |   |99   |09   |            |       |       |            |   |            |
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Director Stock Option |$18.09  |8/9/9|C (1| |A          |A  |7/10/|7/10/|Common Stock|24,875 |       |            |D  |            |
(right to buy)        |        |9    |)   | |           |   |96   |01   |            |       |       |            |   |            |
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Director Stock Option |$17.37  |8/5/9|C (1| |A          |A  |5/11/|5/11/|Common Stock|7,048  |       |            |D  |            |
(right to buy)        |        |9    |)   | |           |   |97   |07   |            |       |       |            |   |            |
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Director Stock Option |$13.95  |8/9/9|C (1| |A          |A  |5/11/|5/11/|Common Stock|7,048  |       |            |D  |            |
(right to buy)        |        |9    |)   | |           |   |98   |08   |            |       |       |            |   |            |
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Director Stock Option |$4.15   |8/9/9|C (1| |A          |A  |5/11/|5/11/|Common Stock|7,048  |       |            |D  |            |
(right to buy)        |        |9    |)   | |           |   |99   |09   |            |       |       |            |   |            |
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Director Stock Option |$3.20   |8/9/9|C (1| |A          |A  |7/18/|7/18/|Common Stock|8,292  |       |            |D  |            |
(right to buy)        |        |9    |)   | |           |   |96   |01   |            |       |       |            |   |            |
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Director Stock Option |$3.20   |8/9/9|C (1| |A          |A  |2/12/|2/12/|Common Stock|33,167 |       |            |D  |            |
(right to buy)        |        |9    |)   | |           |   |98   |03   |            |       |       |            |   |            |
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Stock Option (right to|$3.20   |8/9/9|C (1| |A          |A  |8/26/|8/26/|Common Stock|49,750 |       |            |D  |            |
 buy)                 |        |9    |)   | |           |   |94   |04   |            |       |       |            |   |            |
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Stock Option (right to|$3.20   |8/9/9|C (1| |A          |A  |8/2/9|8/2/0|Common Stock|14,925 |       |            |D  |            |
 buy)                 |        |9    |)   | |           |   |5    |5    |            |       |       |            |   |            |
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Stock Option (right to|$3.20   |8/9/9|C (1| |A          |A  |3/12/|3/12/|Common Stock|16,583 |       |            |D  |            |
 buy)                 |        |9    |)   | |           |   |96   |06   |            |       |       |            |   |            |
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Stock Option (right to|$3.20   |8/9/9|C (1| |A          |A  |7/18/|7/18/|Common Stock|3,731  |       |            |D  |            |
 buy)                 |        |9    |)   | |           |   |96   |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |287,821     |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Options originally granted under the Director or Employee stock option plan of Rally's Hamburgers, Inc. which were converted to options in Checkers in connection with the merger between Rally's and Checkers and then subject to a one-for-twelve reverse stock split effective August 9, 1999.
SIGNATURE OF REPORTING PERSON
BURT R. SUGARMAN